Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMUS GUARANTY RECEIVES NON-COMPLIANCE NOTICE FROM NEW YORK STOCK EXCHANGE

Hamilton, Bermuda, November 21, 2008 – Primus Guaranty, Ltd. (NYSE:PRS) (the “Company”) announced today that it has been notified by NYSE Regulation, Inc. that it is not in compliance with one of the continued listing standards of the New York Stock Exchange (the “NYSE”). The Company is considered below criteria established by the NYSE because the Company’s average closing price of its shares of common stock was less than $1.00 for 30 consecutive trading days. The NYSE currently makes available on its consolidated tape an indicator, “.BC,” on the Company’s trading symbol indicating that the Company is below the NYSE’s quantitative continued listing standards.

In accordance with NYSE procedures, the Company must (i) acknowledge to the NYSE receipt of the notification within 10 business days of receipt; and (ii) bring its share price back above $1.00 within six months following receipt of the notification. The Company intends to provide NYSE Regulation, Inc. with the requisite acknowledgement and to take such actions as may be necessary or appropriate in order to bring it into compliance with the continued listing standards. Should the Company fail to meet this standard at the expiration of the six-month period, however, the NYSE will commence suspension and delisting procedures.

The Company’s 7% senior notes due 2036, listed on the NYSE under symbol “PRD,” are not affected by this event.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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